Exhibit 99.1

For Immediate Release:	Contacts: Julie S. Ryland
Wednesday, April 22, 2009	205.326.8421

ENERGEN EARNS $1.33 PER DILUTED SHARE IN FIRST QUARTER 2009

Hedge Position, Increased Production, Lower Per-unit LOE

Help Mitigate Impact of Significantly Lower Commodity Prices

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that its substantial hedge position together with increased production and decreased per-unit lease operating expense (LOE) helped offset the negative impact on first quarter results of significantly lower oil and gas prices. Net income in the first quarter of 2009 totaled $95.6 million, or $1.33 per diluted share, as compared with $116.7 million, or $1.62 per diluted share, in 2008.

Energen’s oil and gas exploration and production subsidiary, Energen Resources Corporation, entered the year with 65 percent of its first quarter 2009 production hedged at prices well above market. As a result, Energen was able to protect its earnings and cash flows from the full impact of the significant decline in the price of natural gas, oil and natural gas liquids (NGL). For the three months ended March 31, 2009, Energen Resources’ average realized sales price for its production of 26.7 billion cubic feet (Bcf) equivalent declined 19 percent year-over-year; without its hedges, Energen Resources’ averaged realized sales prices in the first quarter of 2009 would have declined approximately 50 percent.

Energen Resources’ first quarter 2009 production increased 9 percent over the same period last year. For the last several years, the company has accelerated development of its unproved reserves, primarily in the San Juan and Permian basins; the positive results of this acceleration are still being felt in 2009 even though the development pace has been slowed significantly due to current economic conditions and low commodity prices. Energen Resources estimates that its 2009 production will grow 4 percent to approximately 106.5 Bcf equivalent (Bcfe) in 2009 despite an estimated 50 percent reduction in identified capital spending relative to 2008.

Energen Resources’ total per-unit LOE in the first quarter declined approximately 18 percent year-over-year to $2.01 per thousand cubic feet (Mcf) equivalent (Mcfe). Base LOE and marketing and transportation expenses in the first quarter of 2009 fell approximately 2 percent largely due to decreased compression expense and lower field service costs, partially offset by increased ad valorem taxes. The biggest decline in per-unit LOE came from commodity price-driven production taxes, which fell 57 percent on a per-unit basis.

•	PROBABLE, POSSIBLE RESERVES REVISED TO 1.85 TCFE

An updated estimate of Energen Resources’ probable and possible reserves places the Company’s unrisked, unproved reserves inventory at approximately 1.85 trillion cubic feet (Tcf) equivalent. Unrisked costs are estimated to be $1.24 per Mcf equivalent (Mcfe) of probable reserves and $1.17 per Mcfe of possible reserves. Applying the Company’s own risking to its total unproved inventory, the total finding and development cost per Mcfe is an estimated $1.80-$2.10 per Mcfe.

YE2008 Reserves (Bcfe): Location, Quantity & Estimated Finding Costs (Unrisked – per Mcfe)

Basin/Area	Proved	Probable		Possible
San Juan	871	391	$0.75	832	$1.04
Permian	434	227	$1.91	341	$1.31
Black Warrior	217	8	$1.58	13	$3.47
N. LA/E. TX/Other	62	22	$2.75	15	$3.07
Total	1,584	648	$1.24	1,201	$1.17

As with the Company’s year-end proved reserves, Energen Resources’ technical staff estimates the physical quantities of its unproved reserves at year-end; these, in turn, are reviewed by independent reservoir engineers. The same commodity prices used to calculate year-end 2008 proved reserves were applied in establishing the Company’s probable and possible reserves estimates.

The definitions of probable and possible reserves imply different probabilities of potential recovery in each classification; the quantities reported here are unrisked and based on the Company’s best estimate of current costs to drill wells in each basin/area and bring associated production to market. Future development costs are dependent on the timing of development.

Previously reported proved reserves were based on Security and Exchange Commission definitions. Since the SEC does not define unproved reserves, Energen Resources follows definitions for probable and possible reserves provided by the Petroleum Resources Management System.

•	2009 EARNINGS GUIDANCE RANGE AFFIRMED

Energen said it is affirming its 2009 earnings guidance range of $3.10-$3.50 per diluted share. A key component of this guidance is Energen’s assumption that commodity prices applicable to its unhedged volumes will average $6 per Mcf for natural gas, $50 per barrel for oil, and 65 cents per gallon for natural gas liquids.

“While our substantial hedge position significantly helps protect our earnings and cash flows from the full impact of current low commodity prices,” McManus told shareholders at today’s Annual Meeting, “we are not immune to prices that average less than $6 and $50. Currently, natural gas strip prices for the remainder of the year are well below $6 per Mcf, while oil strip prices for the remainder of the year are just over $50 a barrel.” (NOTE: Key assumptions and the sensitivity of this guidance to changes in commodity prices can be found on page 7.)

•	CASH FLOWS OUTLOOK

Energen Resources ended 2008 with cash available of $24 million and ended the first quarter of 2009 with cash available of $52 million. After funding identified capital spending and a small portion of Energen’s dividend, Energen Resources is expected to generate in 2009 free cash of $184-$214 million, resulting in total cash available of $208-$238 million. These substantial discretionary cash flows may be used to help fund Energen’s strategic investment opportunities, including oil and gas property acquisitions and potential shale development. In general, Alagasco utilizes all of its after-tax cash flows to fund its capital expenditures and the majority of Energen’s dividend.

•	CHESAPEAKE AGREES TO FARM OUT ALABAMA SHALE ACREAGE TO ENERGEN

Effective April 1, 2009, Chesapeake Energy Corporation has agreed to farm out its half-interest in approximately 660,000 acres in Alabama shales to Energen Resources. Under terms of the agreement, Energen Resources has 18 months to drill one Conasauga shale well and one Chattanooga shale well; after each well is drilled, Chesapeake will farm out its 50 percent leasehold interest in each shale to Energen Resources.

Chesapeake will retain a net overriding royalty interest of approximately 1-2.5 percent convertible to a proportionately reduced working interest of 25 percent (net 12.5 percent) at 125 percent payout on a well-by-well basis. This will result in an after-payout working interest to Energen Resources of approximately 87.5 percent. Energen Resources plans to drill two wells within the terms of the agreement. The independent producer also plans to pursue a new partner as it seeks to unlock the potential of the Conasauga and Chattanooga shales in Alabama.

•	CREDIT FACILITIES STRENGTHENED

Energen’s $200 million, bilateral line of credit with Regions has been renewed for another 364 days. This line of credit will be allocated $165 million to Energen and $35 million to Alagasco. Energen also has negotiated a $35 million line of credit with Citibank. Of that amount, $20 million is dedicated to Energen and $15 million to Alagasco. The new, 364-day, bilateral line of credit became effective last week. In total, Energen has access to $515 million of committed credit facilities.

FIRST QUARTER 2009 RESULTS

For the three months ended March 31, 2009, Energen’s net income totaled $95.6 million, or $1.33 per diluted share, and compares with first quarter 2008 net income of $116.7 million, or $1.62 per diluted share. Prior-period results included a $6.4 million, or 9 cents per diluted share, gain from the sale of a small Permian Basin property.

Energen Resources Corporation

Energen Resources’ net income for the first three months of 2009 totaled $47.1 million and compared with $72.5 million in the same period last year. Energen Resources’ substantial hedge position, 9 percent increase in production and 18 percent decrease in per-unit LOE helped offset the negative impact of significantly lower oil and gas prices.

Average Realized Sales Prices, First Quarter Comparison

Commodity	1Q09	1Q08	Change
Natural Gas (per Mcf)	$6.55	$7.97	(18)%
Oil (per barrel)	$52.97	$67.90	(22)%
NGL (per gallon)	$0.83	$1.04	(20)%

Production, First Quarter Comparison

Commodity	1Q09	1Q08	Change
Natural Gas (Bcf)	17.7	16.4	8%
Oil (MBbl)	1,090	944	15%
NGL (MMgal)	17.5	16.7	5%
Total (Bcfe)	26.7	24.5	9%

Production By Area (Bcfe), First Quarter Comparison

Area	1Q09	1Q08	Change
San Juan Basin	13.4	12.0	12%
Permian Basin	7.8	6.8	15%
Black Warrior Basin	3.5	3.5	NC
N. LA/E. TX/Other	2.0	2.2	(9)%

Total per-unit LOE in the first quarter of 2009 declined approximately 18 percent from the prior-year first quarter to $2.01 per Mcfe. Base LOE and marketing and transportation expenses fell approximately 2 percent largely due to decreased compression expense and lower field service costs, partially offset by higher ad valorem taxes. The biggest decline in per-unit LOE came from commodity price-driven production taxes, which fell 57 percent on a per-unit basis.

Depreciation, depletion and amortization expense (DD&A) per unit in the first quarter of 2009 increased 27 percent over the same period last year to $1.54 per Mcfe largely due to higher development costs and lower year-end reserve prices. Per-unit net G&A expense in the first quarter of 2009 declined 13 percent over the same period in 2008 to 46 cents per Mcfe.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $47.5 million in the first quarter of 2009 as compared with $43.7 million in the same period a year ago. This increase primarily was due to the utility’s earning on a higher level of equity; a decrease in usage by the utility’s large commercial and industrial customers largely was offset by increased core market revenues.

TRAILING 12-MONTHS RESULTS

For the 12 months ended March 31, 2008, Energen’s net income totaled $300.8 million, or $4.17 per diluted share, and compared with $322.0 million, or $4.47 per diluted share, for the same period a year ago. Prior-period results included a $6.4 million, or 9 cents per diluted share, gain from the sale of a small Permian Basin property.

Energen Resources Corporation

Energen Resources’ net income for the trailing 12 months totaled $257.3 million as compared with $282.6 million in the same period a year ago.

Average Realized Sales Prices, T12M Comparison

Commodity	2009	2008	Change
Natural Gas (per Mcf)	$7.57	$7.78	(3)%
Oil (per barrel)	$67.27	$67.11	—
NGL (per gallon)	$0.91	$0.95	(4)%

Production, T12M Comparison

Commodity	2009	2008	Change
Natural Gas (Bcf)	68.8	65.2	6%
Oil (MBbl)	4,260	3,897	9%
NGL (MMgal)	71.5	75.1	(5)%
Total (Bcfe)	104.6	99.3	5%

Per-unit LOE totaled $2.21 per Mcfe in the 12 months ending March 31, 2009, up 2.3 percent from $2.16 per Mcfe in the same period a year ago; this increase largely was due to increased workover expense, increased ad valorem taxes, and increased marketing & transportation expenses, partially offset by a decline in per-unit production taxes.

DD&A expense per unit in the 12 months ended March 31, 2009, increased 24 percent over the same period last year to $1.41 per Mcfe, largely due to higher development costs and a price-driven, downward revision of year-end 2008 proved reserves.

Per-unit net G&A expense in the trailing 12 months period declined 19 percent over the same period in 2008 to 43 cents per Mcfe largely due to lower benefits related to the company’s performance-based compensation plan.

Alabama Gas Corporation

Alagasco generated net income in the 12 months ended March 31, 2009, of $44.0 million as compared with $40.2 million in the same period a year ago.

2009 EARNINGS GUIDANCE RANGE AFFIRMED

Energen today affirmed its 2009 earnings guidance range at $3.10 - $3.50 per diluted share. Key assumptions included in the guidance include:

•	Results of the first quarter;

•	A hedge position at March 31, 2009, that covers approximately 66 percent of estimated production for the remaining nine months of the year;

•	Assumed prices for unhedged natural gas, oil and NGL production of $6 per Mcf, $50 per barrel and 65 cents per gallon, respectively;

•	Annual production of approximately 106.5 Bcfe (approximately 80 Bcfe for the remainder of 2009);

•	Capital spending of $305 million, including approximately $235 million by Energen Resources and $70 million by Alagasco;

•	An average DD&A rate at ERC of $1.58 per Mcfe;

•	LOE at ERC, including production taxes, of $2.17 per Mcfe;

•	General and administrative expense at ERC of 50 cents per Mcfe;

•	Alagasco’s earning below its allowed range of return on average equity of approximately $325 million as a result of economy-related declines in large commercial and industrial usage.

•	Average diluted shares outstanding of 71.9 million.

Energen’s earnings guidance does not include potential benefits from property acquisitions, Alabama shales exploration or stock repurchases. The guidance also makes no assumption related to the potential impairment of $42 million of capitalized unproved leasehold related to Alabama shales.

2009 Hedge Position Summary

Energen Resources’ hedge position as of March 31, 2009, for the remaining nine months of 2009 is as follows:

Commodity	Hedge Volumes	2009e Production	Hedge %	NYMEXe Price
Natural Gas	35.6 Bcf	51.8 Bcf	69%	$8.64/Mcf
Oil	2.0 MMBbl	3.5 MMBbl	58%	$72.07/barrel
NGL	32.5 MMgal	49.4 MMgal	66%	$1.15/gallon

NOTE: Known basis differentials for April included

Energen Resources’ natural gas and oil hedge positions by hedge type, as of March 31, 2009, for the remainder of the year are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	23.3	$1.30 per Mcf	$8.79 per Mcf
Permian Basin	0.9	$1.15 per Mcf	$8.79 per Mcf
NYMEX	11.4	—	$8.33 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	1,602	$4.77 per barrel	$68.96 per barrel
NYMEX	423	—	$83.89 per barrel

NOTE: Known basis differentials for April included

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ hedge position at March 31, 2009, for the remainder of the year and using the price assumptions applicable to the Company’s unhedged production, changes in commodity prices for the remainder of 2009 are estimated to have the following impact on Energen’s 2009 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $6.00 represents an estimated net income impact of approximately $605,000 (0.8 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $50.00 per barrel represents an estimated net income impact of approximately $700,000 (1.0 cent per diluted share).

•	Every 1-cent change in the average price of liquids from $0.65 per gallon represents an estimated net income impact of approximately $75,000 (0.1 cent per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2010 HEDGE POSITION

As of March 31, 2009, Energen Resources also has hedged approximately 42.6 Bcf of its 2010 natural gas production at an average NYMEX-equivalent price of $9.12 per Mcf. Energen Resources’ 2010 oil hedges total 2,160,000 barrels at a NYMEX-equivalent price of $96.85 per barrel.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.4 trillion cubic feet equivalent of proved, probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.